UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2010 (March 31, 2010)

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition.

On March 31, 2010, Chaparral Energy, Inc. (the “Company”) filed a Notification of Late Filing on Form 12b-25 (the “Notification”) with respect to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Company recently negotiated and executed a stock purchase agreement whereby the Company will sell, on a private basis, $325 million of common stock. The devotion of management’s attention to such negotiations have caused management to be unable, through reasonable effort and expense, to file the Company’s 2009 Form 10-K on or before the prescribed due date.

The Company disclosed in the Notification that it expected a significant change in its results of operations for the year ended December 31, 2009 as compared to the year ended December 31, 2008. The Company attached the following explanation as an exhibit to the Notification:

“We expect our 2009 oil and natural gas revenues to decrease approximately $209 million, or 42%, to approximately $292 million compared to 2008 revenues due to a 46% decrease in the average commodity price per Boe, partially offset by an 8% increase in sales volumes. In addition, we recorded non-cash pre-tax ceiling test impairments of our oil and natural gas properties of approximately $241 million and $281 million in 2009 and 2008. As a result of these and other transactions, we expect our 2009 net loss to increase approximately $89 million to approximately $144 million. We expect our 2009 cash flow from operations to be approximately $99 million compared to approximately $146 million in 2008.”

The Company will file its Annual Report on Form 10-K for the year ended December 31, 2009 on or before April 15, 2010. The Company will hold a conference call to discuss its 2009 financial and operating results on April 14, 2010 at 10:00 a.m. Central.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 31, 2010	CHAPARRAL ENERGY, INC.

	By:	/s/ Joseph O. Evans
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President